SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 15

            Certification and Notice of Termination of Registration under
               Section 12(g) of the Securities Exchange Act of 1934 or
                 Suspension of Duty to File Reports Under Section 13
                   and 15(d)of the Securities Exchange Act of 1934.


                                   Commission File Number   000-23238
                                                         ---------------


                             DEFLECTA-SHIELD CORPORATION
                 ----------------------------------------------------
                (Exact name of registrant as specified in its charter)


            1800 North Ninth Street, Indianola, Iowa 50125; (515) 961-6100
            --------------------------------------------------------------
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        Common Stock, $.01 par value per share
                   -----------------------------------------------
               (Title of each class of securities covered by this Form)


                                         None
                         ------------------------------------
             (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



            Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)[X]        Rule 12h-3(b)(1)(ii)[ ]
               Rule 12g-4(a)(1)(ii)[ ]       Rule 12h-3(b)(2)(i)[ ]
               Rule 12g-4(a)(2)(i)[ ]        Rule 12h-3(b)(2)(ii)[ ]
               Rule 12g-4(a)(2)(ii)[ ]       Rule 15d-6[ ]
                             Rule 12h-3(b)(1)(i)[ ]


           Approximate number of holders of record as of the certification or notice date:

                                         One
                                 --------------------


             Pursuant to the requirements of the Securities Exchange Act of 1934, Deflecta-Shield Corporation has caused this
                certification/notice to be signed on its behalf by the
                         undersigned duly authorized person.


             DATE:  March 17, 1998           BY:  /s/ William J. McMahon
                  -------------------           --------------------------
                                                Name:  William J. McMahon
                                                Title:  President